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                                                                    EXHIBIT 11.0

                       MDT CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                          THREE MONTHS ENDED JUNE 30,

                                  (Unaudited)

                                           1995         1994
                                        ----------   -----------

Weighted average number of common
  shares outstanding                     6,769,000    6,743,000

Number of common equivalent shares
  (determined using the Treasury
  Stock Method) related to stock
  options outstanding                       45,000            -
                                        ----------   ----------

Weighted average number of common
  and common equivalent shares
  outstanding                            6,814,000    6,743,000
                                        ==========   ==========

Net Income (loss)                       $  448,000   ($ 237,000)

Earnings (loss) per share               $      .07   ($     .04)
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